Exhibit 10.7

[Translated from Dutch]

[Minerals Technologies logo]
Minerals Technologies Europe NV
Dcaroslaan 17, box 27
B-1930 Zaventem
EMPLOYMENT CONTRACT FOR EXPATRIATE
BETWEEN
MINERALS TECHNOLOGIES EUROPE N.V. with its seat at 1930 Zaventem, Dcaroslaan 17, box 27, Ikaros Business Park, hereby represented by Marc Meutermans, acting in his/her capacity as Director Human Resources, hereinafter called the “Employer”;
Mr. Johannes Cornelius Schut, born in Gorssel (the Netherlands) on April 28,1964, hereinafter called the "Employee”; indicated together as “the parties”
THE FOLLOWING IS AGREED:
ARTICLE 1: FUNCTION
For the duration of this contract the Employee will act in the service of the Employer in the capacity of Financial Director MTI Europe.
The Employee accepts that, notwithstanding the applicable legal and regulatory stipulations, his duties and responsibilities may be adjusted according to the needs and organization of the Employer, taking into account the skills of the Employee.
Both parties declare and accept that in view of the nature of the activities, the Employee will be required to carry out tasks which do not completely conform to the description of his functions but which are of a similar kind.
Such a modification of the Employee’s function can in no case be regarded as a modification of an essential element* of the employment contract.
In the context of his function the Employee must account for his activities to the person designated by the Employer.
The Employee accepts all modifications regarding the persons to whom he is accountable or from whom he receives instructions. These modifications may in no case be regarded as the modification of an essential part of the employment contract.
ARTICLE 2:                      DURATION AND BEGINNING OF THE CONTRACT
This employment contract is entered into for an unspecified time and commences on August 22, 2004 with a training period of 6 months.
ARTICLE 3:
PLACE OF EMPLOYMENT - FLEXIBILITY

The Employee shall exercise his function mainly from the company seat of the Employer. Taking into account the nature of his function, the Employee accepts that he will have to make frequent business trips abroad.
In view of the international character of the Employer’s activities and affairs and the international group of Minerals Technologies Group, the Employee recognizes that his function can require temporary assignments abroad at any time.
Given the international organization of the Minerals Technologies Group, the Employee recognizes the temporary character of his employment with the Employer and accepts that, as a function of the requirements of the Employer and/or the Minerals Technologies Group, he can be transferred to any branch of the Employer and/or the Minerals Technologies Group.
The Employee recognizes that the place of employment does not form an essential part of this contract. He thus expressly grants the Employer the right to unilaterally change this within reasonable limits.
ARTICLE 4: WORKING HOURS
Weekly working hours are established at 38 hours/week. The Employee must perform work according to the hours as these are determined in the work regulation.
The Employee recognizes that, in view of the nature of his function, he holds an executive function and a position of trust in the sense of the Royal Decree of February 10, 1965, and that in consequence, the stipulations of chapter III, section 2 and 4 to 7 of the Labor Act of March 16, 1971 do not apply to him. In consequence, the Employee accepts that the wages as determined in article 5 of this contract have a flat-rate character and also compensate hours worked beyond the normal working hours.
The Employee accepts that the internal organization with regard to working hours can be adjusted according to the needs of the organization of the Employer, to the extent that the modifications are compatible with the applicable legal regulations.
ARTICLE 5: WAGES
The gross annual salary amounts to 135,000 Euros. The gross annual compensation is payable in 13.92 portions which include the thirteenth month and double vacation pay in accordance with the applicable legislation and collective employment contracts, and after subtraction of all legal and conventional deductions.
The Employer shall be liable for the school fee for a maximum amount of 40,000 Euros per school year. The Employer is fully liable for other charges associated with school fees above this maximum amount. In case the school fee is less than 40,000 Euros / school year, the Employee can in no way lay claim to the difference.
The gross monthly wage of the Employee amounts to 9,698.28 Euros and is paid before the end of each month. The Employee expressly declares that he is in agreement with the deposit of his wage to account number 330 0586373 62.
The wages will be affected by indexing and raises, as provided in the collective employment contracts closed in the joint committee to which the firm belongs.
The Employee is eligible for a yearly bonus which varies between 0% and 20% of the gross annual salary. The conditions are determined annually in the MTI Worldwide Incentive Plan.
The parties expressly agree that any gratuity, bonus or premium which the Employer grants over and above the above determined remuneration, constitute generosity and will always have the character of generosity, regardless of their amount and frequency. In no case shall the Employee regard these gratuities or premiums as a vested right, and they shall never constitute an integral part of his remuneration.
ARTICLE 6:
EXTRA-LEGAL BENEFITS
6.1. Extra-legal pension insurance:
The Employee shall be able to participate in the extra-legal pension insurance which the Employer has closed with the insurance company of its choice, under the conditions and in accordance with the stipulations of the insurance regulations which are in force and can be modified from time to time, of which the Employee shall receive a copy.
6.2. Hospital insurance / Disability insurance:
The Employee shall participate in a hospital and disability insurance plan which the Employer has closed with the insurance company of its choice, under the conditions and in accordance with the stipulations of the insurance regulations which are in force and can be modified from time to time and of which the Employee shall receive a copy.
ARTICLE 7:
REPAYMENT OF  EXPENSES
All expenses incurred by the Employee in the exercise of his function are reimbursed by the Employer, on the condition that they are reasonable and are supported by an expense report.
Compensations for business expenses, as determined above, include solely repayment of costs and can in no case, either directly or indirectly, be considered to be part of the salary.
ARTICLE 8:        COMPANY CAR
The Employer shall put a company car and a fuel card at the disposal of the Employee, in accordance with the applicable procedure for company cars (type Audi A6). The Employer reserves the right to adjust these guidelines if necessary.
The Employee may use the company car for private purposes in accordance with the guidelines of the Employer regarding company cars. The taxable benefit in kind associated with the private use of the company car is estimated on the basis of 5000/7500 kilometers driven per year and the fiscal HP of the car.  This amount shall be adjustable to the actual circumstances and/or legal requirements and/or legal requirements and/or agreements reached with the competent tax or social inspection. Any additional tax resulting from a possible increased benefit in kind shall be borne exclusively by the Employee.
ARTICLE 9: BELGIAN SOCIAL  SECURITY AND
INCOME TAXES
During his employment in Belgium the Employee shall be subject to the Belgian social security system.
The Employer shall submit a request to receive Special Tax Status for Certain Foreign Executives and Specialists Temporarily Working in Belgium. In order to facilitate receiving the special tax status, the Employee shall promptly submit any information and documents indicated by the Employer, at the request of the Employer or the Consultant indicated by the Employer. The Employee is responsible for submitting his personal tax declarations. The Employer cannot be held responsible for any penalty resulting from the Employee’s non-compliance with his obligations in regard to personal taxation.

The consequences of any denial of special tax status by the competent authorities are borne exclusively by the Employee and the Employer shall bear no responsibility in connection with this denial.
ARTICLE 10:       ANNUAL VACATION
The Employee has the right to 20 vacation days plus 5 compensation days and vacation bonus in accordance with the applicable legal stipulations. The vacation days shall be determined in mutual agreement with the Employer and the Employee, taking into account the requirements of the Employer.
ARTICLE 11: DISABILITY
In case of disability the Employee shall immediately notify the Employer, and if the disability lasts longer than 24 hours, send a medical certificate by registered mail within 48 hours, indicating the beginning and the expected duration of the disability as well as whether the Employee is allowed or forbidden to leave the house. If the medical certificate is incomplete or tardy, the Employer can refuse to pay the warranted salary relating to the days previous to the date on which a complete certificate is submitted. The Employee agrees to undergo a monitoring examination by a physician indicated by the Employer, at the simple request of the Employer and at the Employer’s cost.
In the case that the disability is prolonged, a complete medical certificate as determined above should be sent by registered letter at the latest on the last day of the period covered by the above medical certificate.
ARTICLE 12: CONFIDENTIALITY
The Employee shall not, during his employment contract or after its termination, directly or indirectly use, make known to third parties or otherwise communicate or disclose outside of the Employer, regardless of its degree of importance, any confidential information, such as information relating to the trade and business of the Employer and/or any affiliated company, about which he can acquire information or has acquired information during the performance of his employment contract, except with the previous written permission of the Employer.  Any violation, however slight, of this obligation during employment, is a grave error which justifies immediate termination of the present contract without notice or severance pay.
Any measure taken in this regard by the Employer in regard to the Employee does not affect the criminal prosecution of the Employee or any other person. At the termination of his employment by the Employer, due to resignation or for another reason or at the Employer's request at any moment during employment by the Employer, the Employee shall immediately return all documents, formulas, books, software programs, disks, manuals, letters, notes, agendas, reports, memoranda, customer lists and all other materials and all copies as well as all objects belonging to the Employer and which he has received for the performance of his work, to the Employer.
ARTICLE 13: NON-COMPETITION CLAUSE
Given the Employer's international field of activity and its significant economic, technical and financial interests in the international markets, and taking into account the fact that the Employee can directly and indirectly acquire knowledge of the practices and the confidential information of the Employee, use of which outside the Employer can disadvantage the latter, the Employee undertakes not to perform any competitive acts against the Employer within 12 months following the termination of the employment contract, in the territory of the countries of the European Economic Area and Eastern Europe. In particular he shall neither personally nor as an employee, nor independently nor via a third party, carry out, encourage or be involved in similar activities; he shall not personally enter into competition with the Employer and shall not enter into employment with the Employer’s competition.
Irregardless of the stipulations of the following paragraph of this article, the non-competition obligation of the Employee applies whichever party terminates the contract, except if the Employee terminates the contract for a pressing reason.
The Employer reserves the right to refrain from applying its rights from this non-competition clause. If the Employee resigns or if the Employer terminates the contract for pressing reasons or by payment of severance pay and if the Employer decides not to apply this non-competition clause, it shall inform the Employee of this decision within 15 days from the termination of the employment contract.
If the Employer terminates the contract with term of notice, it shall inform the Employee whether or not it intends to apply this non-competition clause, at the moment at which the notice is given.
If the Employer has not waived its rights as provided above, the Employer shall pay a compensation to the Employee which is equal to half the salary corresponding to the period of validity of the clause. The Employee agrees with this compensation amount. This amount shall be calculated taking into account the gross salary of the Employee paid during the month preceding the day the contract was terminated.
In the case that this non-competition clause is applied and if the Employee does not comply with the stipulations thereof, he shall repay to the Employer the compensation that he received and he shall, over and above this amount, pay an amount equal to this compensation.
ARTICLE 14: EXCLUSIVITY CLAUSE
The Employee declares that he agrees to use all his working time and all his effort exclusively for the requirements and the business of the Employer and, during the present work contract as well as during periods of suspension of it, not to undertake or carry out any other salaried professional competing activity, on his own account or on the account of third parties, which can impede the good implementation of this contract and/or can damage the image of the firm, without previous written agreement from the Employer.
ARTICLE 15:       INTELLECTUAL PROPERTY
Without prejudice to the applicable legal stipulations, all inventions, discoveries, developments, improvements, innovations (hereinafter collectively called ‘inventions’), patentable or not, which might be created by the Employee, either by himself or in collaboration with others, during his employment by the Employer, during working hours or outside of them, and for 1 year after the termination of the employment contract with the Employer due to dismissal or other reasons, and which are related to his employment or to present or future products of the Employer and/or of companies belonging to the Minerals Technologies Group, remain the sole and exclusive property of the Employer, its successors or entitled persons.
The Employee shall immediately inform the Employer in writing of all inventions made by him, during his employment by the Employer and during 1 year after the termination of the contract with the Employer. All inventions, discoveries and improvements are regarded as inventions, discoveries and improvements as described in the first paragraph of this article, unless the Employer informs the Employee in writing to the contrary, within 1 month following written notification from the Employee as stated in the previous paragraph.
The Employee hereby transfers to the Employer, its successors or entitled persons, all rights and titles to such discoveries, including domestic and foreign patents and all renewals of them.
In the context of implementation of the stipulations of this article and in order to protect the rights of the Employer and its successors and entitled persons, both during his employment and after termination of his employment contract due to dismissal or another reason, the Employee shall, at the request of the Employer and/or its successors or entitled persons, perform any action and/or sign any documents requested by the Employer and/or its successors or entitled persons, including (but without being limited to) applications for letters patent, transfers and renewals of them, and in general do everything which is considered to be useful or necessary by the Employer. All expenses related to applications for and claims related to the aforementioned patents shall be born exclusively by the Employer, but the Employee shall nevertheless be required, at the request of the Employer, to collaborate in submitting the application and/or bringing any claims related to it.
The Employee expressly agrees that the Employer is also granted copyright in order to exploit the work in a form which is unknown at the date of this employment contract. For this, the Employee receives a share in the profit made from the exploitation which is equal to 1%.
ARTICLE 16:       TERMINATION OF THE EMPLOYMENT CONTRACT
Either party can terminate this employment contract in accordance with the stipulations of the law of July 3, 1978 relating to employment contracts.
ARTICLE 17: DIVISIBILITY
Every condition of this contract or every part of these conditions which shall be declared to be void and not applicable, shall be regarded as separate from this contract, which otherwise remains valid.
ARTICLE 18: WORK RULES
The Employee shall comply with the applicable work rules, of which he declares that he has received a copy. The Employee declares that he has been informed of the work rules and agrees to the stipulations thereof.
ARTICLE 19:       PREVIOUS AGREEMENTS
The present contract replaces all previous agreements, whether written or oral, which have existed or still exist, between the Employer and the Employee, and cannot be modified without written agreement between the parties.
Executed in two copies in Zaventem on May 13, 2004. Each party declares that he has received an original copy of this contract, properly signed by both parties.
For the Employee
/s/ Han Schut
For the Employer
/s/ Marc Meutermans

[Minerals Technologies logo]
Minerals Technologies Europe NV
Dcaroslaan 17, box 27
B-1930 Zaventem

Appendix to Employment Contract, dated May 13, 2004

Between:        Minerals Technologies Europe N.V., with its registered office at

1930 Zaventem, Ikaros Business Park, Ikaroslaan 17, PO Box 27, represented by Marc Meutermans in his capacity as Director Human Resources MTI Europe, and hereto authorized,

Hereafter referred to as "the Employer";

And: Mr. Johannes Schut,

Hereafter referred to as "the Employee."

The below is agreed:

ARTICLE 1: SUBJECT OF THE AGREEMENT

The Employee will receive a promotion on September 1, 2006 to the position of Vice President Minteq Europe.

In this capacity the Employee will report to Alain Bouruet, or to any other person indicated by the Employer.

The Employee’s position entails tasks that will be specified in greater detail in a separate job description.

Parties acknowledge and accept that, in view of the nature of the activities, the Employee will be content to complete tasks that fall somewhat outside the scope of his job description, but that are comparable. Such a change in aspect of the employee’s position is never to be regarded as a modification to an essential part of the employment contract.

ARTICLE 2: EFFECTIVE DATE

This appendix, which goes into effect on September 1, 2006, is an integral part of the employment contract, which was implemented on May 13, 2004. Please refer to this employment contract for any information that is not specified in this appendix.

Minerals Technologies Europe NV Ikaroslaan 17, PO Box 27 B-1930 Zaventem

ARTICLE 3: REMUNERATION

The updated annual salary of the Employee is determined to be €164,000 Euros before taxes, to be paid in 13.92 brackets, including the thirteenth month’s salary payment and twice the vacation pay in accordance with applicable law and collective bargaining agreements and after all legal and conventional deductions have been applied.

The new gross monthly salary is €11,781.61 Euros.

The indexation, as provided by the relevant joint commission, has already been included in the new gross monthly salary of January 2006.

The Employee is eligible for an annual bonus that varies between 0% and 30% of his annual salary. The conditions are determined yearly in a MTI Worldwide Senior Managers Incentive Plan.

ARTICLE 4: TUITION FEES

The Employer commits to, after receiving an invoice, reimburse all tuition fees for the Employee’s 2 children currently in school in Belgium, i.e. Donna and Lisa Schut.

The Employer will transfer these tuition fees into the bank account of the St. John International School.

Reimbursement of these tuition fees is to be regarded as a refund of the fees, and does not include social security contributions.

ARTICLE 5

All conditions in this appendix, or any part of a provision that might be declared null and void, will be regarded as independent of this appendix, which will remain in effect.

Drawn up in Zaventem on August 31, 2006 in duplicate, with both parties confirming receipt of a properly signed and initialed copy.

For the Employee
/s/ Han Schut
For the Employer
/s/ Marc Meutermans
Human Resources Director Europe